nStor Technologies, Inc.
Exhibit 11
Statement Regarding Computation of Per Share Earnings
For the Years Ended December 31, 2004, 2003 and 2002

Weighted Average Common Shares Considered Outstanding:

		Outstanding Common Shares		Weighted Average Shares

2004 Period

January 1, 2004 – March 15, 2004		165,067,838		33,825,377
March 16, 2004 – May 20, 2004		165,077,838		29,768,135
May 21, 2004 – December 31, 2004		165,097,838		101,494,572

				165,088,084

Loss from continuing operations	($7,309,000)

Loss from discontinued operations	($2,526,000)

Basic and diluted net loss per common share:
Loss from continuing operations	($.04)
Loss from discontinued operations	(.02)

	($.06)

2003 Period

January 1, 2003 – March 27, 2003		142,076,947		33,475,664
March 28, 2003 – May 31, 2003		153,091,995		27,262,958
June 1, 2003 – June 12, 2003		153,391,995		5,043,024
June 13,2003 – July 30, 2003		164,058,662		21,574,838
July 31, 2003 – September 10, 2003		164,188,793	(a)	18,883,551
September 11, 2003 – September 11, 2003		164,912,106		451,814
September 12, 2003 – December 31, 2003		165,067,838	(a)	50,194,105

				156,885,954

(a) The number of outstanding shares changed on several dates during the period; however, for simplicity, each change date is not listed.

Loss from continued operations	($5,061,000)

Loss from continued operations	($927,000)

Basic and diluted net loss per common share:
Loss from continued operations	($.03)
Loss from discontinued operations	(.01)

	($.04)

2002 Period

January 1, 2002 – January 22, 2002		114,603,144		6,907,587
January 23, 2002 – June 6, 2002		115,049,920		42,552,710
June 7, 2002 – October 7, 2002		137,549,920		46,352,439
October 8, 2002 – December 31, 2002		142,076,947		33,086,412

				128,899,148

Loss from continuing operations	($7,778,000)

Loss from discontinued operations	($206,000)

Basic and diluted net loss per common share:
Loss from continued operations	($.06)
Loss from discontinued operations	--

	($.06)